Exhibit 99.1
Tronox Reports First Quarter 2026 Financial Results

STAMFORD, Conn., May 6, 2026/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (“TiO2”) pigment, today reported its financial results for the quarter ending March 31, 2026, as follows:

First Quarter 2026 Financial Highlights:

•	Revenue of $760 million, a 4% increase compared to the prior quarter and a 3% increase compared to the prior year
•
Loss from operations of $41 million; Net loss attributable to Tronox of $103 million including $15 million of restructuring and other charges, net of taxes, primarily associated with the closure of the Company’s Botlek and Fuzhou pigment plants; Adjusted net loss attributable to Tronox was $88 million (non-GAAP)

•	GAAP diluted loss per share was $0.65; Adjusted diluted loss per share was $0.55 (non-GAAP)
•	Adjusted EBITDA of $62 million; Adjusted EBITDA margin of 8.2% (non-GAAP)
•	Capital expenditures of $67 million in the quarter

Updated Outlook:

•	Expect free cash flow to be positive in Q2 2026, largely offsetting Q1 cash use; Expect to deliver meaningful positive free cash flow for full year 2026
•	Expect Q2 2026 TiO2 volumes to increase sequentially in the high single-digit percentage range
•	Expect Q2 2026 zircon volume levels to moderate slightly compared to Q1
•	TiO2 and zircon Q2 2026 volumes could be higher, depending on regional inventory availability
•	TiO2 and zircon pricing both expected to improve sequentially in the mid-single-digit percentage range in Q2 2026 as a result of announced price increases and cost input-related surcharges
•	Q2 2026 Adjusted EBITDA expected to be $65-$85 million

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This outlook is based on Tronox’s views on current global economic activity and is subject to changes and impacts associated with the general macroeconomic, geopolitical, and industry-related conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company’s guidance with respect to second quarter 2026 Adjusted EBITDA and free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending March 31, 2026

($M unless otherwise noted)	Q1 2026	Q1 2025	Y-o-Y%∆		Q4 2025	Q-o-Q%∆
Revenue	$760	$738	3%		$730	4%
TiO2	$616	$584	5%		$577	7%
Zircon	$89	$69	29%		$78	14%
Other products	$55	$85	(35)%		$75	(27)%
(Loss) from operations	$(41)	$(61)	n/	m	$(114)	n/	m
Net (loss) attributable to Tronox	$(103)	$(111)	n/	m	$(176)	n/	m
GAAP diluted (loss) per share	$(0.65)	$(0.70)	n/	m	$(1.11)	n/	m
Adjusted diluted (loss) per share	$(0.55)	$(0.15)	n/	m	$(0.60)	n/	m
Adjusted EBITDA	$62	$112	(45)%		$57	9%
Adjusted EBITDA Margin %	8.2%	15.2%	(700	)bps	7.8%	40	bps
Free cash flow	$(135)	$(142)	n/	m	$53	n/	m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	5%	(4)%	4%	4%	3%	0%
Zircon	57%	(28)%	— %	14%	0%	— %

CEO’s Remarks
Chief Executive Officer John Romano stated, “Tronox delivered a strong top-line performance and achieved EBITDA above the mid-point of our guidance in the first quarter of 2026. Volumes for both TiO2 and zircon exceeded our expectations, reflecting disciplined commercial execution, enhanced customer engagement, and the strategic positioning of our products in key markets, supported by our global operating footprint. TiO2 volumes reached the highest first quarter level since 2022, and zircon volumes achieved the highest level since Q4 2021. TiO2 volume growth was driven by normal seasonal demand patterns in key end markets during the quarter in addition to meaningful benefits from structural shifts as a result of antidumping measures, particularly in Europe, Brazil, and Saudi Arabia. While volumes in India were impacted by the temporary stay of the duties in the region, demand was better than anticipated. We saw a clear inflection on pricing during the first quarter. TiO2 price actions took effect as planned, and we announced additional pricing actions and targeted surcharges that are beginning to take effect in the second quarter. Zircon pricing was stable in the first quarter, and the announced pricing increases for the second quarter are being implemented as communicated on our last earnings call.

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“From a cost perspective, we saw sequential benefits from actions underway, including our cost improvement program, which remains on track to deliver $125-$175 million of run-rate savings at the end of 2026. These benefits were partially offset by near-term headwinds related in part to higher sales volumes pulling forward sales of higher‑cost inventory, reflective of deliberate actions previously taken to preserve cash, including lower operating rates resulting from idled mining and pigment assets. As the quarter progressed, ongoing geopolitical developments contributed to increased costs from inputs such as natural gas, sulfur, diesel, freight, and insurance, some of which was reflected in our first quarter cost profile. In response, we implemented increases through surcharges, though there will be a lag between when these take effect versus the more immediate impact to our operations. We will continue to assess input cost headwinds and take necessary targeted actions as needed to avoid margin erosion.”

Mr. Romano concluded, “Cash generation remains our primary focus. Free cash flow for the first quarter was better than expected, driven by strong execution on working capital. We reduced inventory levels by approximately $75 million compared to year‑end, reflecting higher TiO2 and zircon sales and actions taken across our mining operations to reduce production. Given our strong commercial performance, we also increased the capacity of our accounts receivable securitization facility, further supporting liquidity. While the conflict in the Middle East adds additional variables, based on our outlook today, we continue to expect to generate meaningful positive free cash flow for the full year.”

First Quarter 2026 Results
(Comparisons are to prior year (Q1 2026 vs. Q1 2025) unless otherwise noted)

The Company recorded first quarter revenue of $760 million, an increase of 3% primarily driven by higher sales volumes of TiO2 and zircon, and a favorable exchange rate impact, partially offset by lower average selling prices of TiO2 and zircon, including mix, and lower other product volumes.

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Revenue from TiO2 sales was $616 million, an increase of 5% driven by a 5% increase in volumes and a 4% favorable exchange rate impact, partially offset by a 4% decline in average selling prices including mix. Sequentially, TiO2 sales increased 7%, driven by a 4% increase in sales volumes and a 3% increase in average selling prices including mix.

Zircon revenue increased 29% to $89 million, driven by a 57% increase in sales volumes, partially offset by a 28% decrease in average selling prices including mix. Sequentially, zircon revenue increased 14%, driven by a 14% increase in sales volumes while average selling prices including mix remained flat.

Revenue from other products was $55 million, a decline of 35% year-over-year and a decline of 27% sequentially primarily due to lower pig iron sales volumes.

Net loss attributable to Tronox in the quarter was $103 million, or a loss of $0.65 per diluted share, compared to net loss attributable to Tronox of $111 million, or a loss of $0.70 per diluted share in the year-ago period. Non-recurring adjustments totaled $15 million, or $0.10 per diluted share. Excluding these items, adjusted net loss attributable to Tronox (non-GAAP) was $88 million, or a loss of $0.55 per diluted share.

Adjusted EBITDA of $62 million represented a 45% decrease, driven by lower average selling prices including mix, unfavorable exchange rate movements, and higher freight and production costs, partially offset by higher sales volumes, and lower corporate costs. Adjusted EBITDA margin was 8.2%.

Sequentially, Adjusted EBITDA increased 9% due to higher average TiO2 selling prices including mix, higher sales volumes of TiO2 and zircon, and lower production costs, partially offset by unfavorable exchange rate impacts, higher freight costs, and higher corporate costs.

The Company’s selling, general and administrative expenses were $71 million for the quarter, a decrease of 4%. Tronox’s net interest expense in the quarter was $51 million. Depreciation, depletion and amortization expense was $75 million.

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Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $3.3 billion of total debt, $3.2 billion of net debt and a net leverage ratio of 11.1x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $406 million, including $126 million in cash and cash equivalents and $280 million available under revolving credit agreements. Total liquidity excludes the Emirates Revolver, which is undrawn and not expected to be renewed following its expiration in June 2026. In the quarter, the Company also upsized its AR securitization facility by $25 million and increased the facility by an additional $20 million in May 2026. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds. The Company has sufficient liquidity and does not expect to trigger the springing covenant on the US revolving credit facility.

Free cash flow for the quarter was a use of $135 million. Capital expenditures were $67 million.

Rare Earths
Tronox continued to advance its rare earths strategy during the quarter, with a clear focus on moving further downstream in a disciplined manner. The Company made progress toward a definitive feasibility study and continued to evaluate development pathways that prioritize returns and limit incremental leverage. Tronox remains actively engaged with customers, partners, and funding sources as it assesses the most responsible and value-accretive path forward, leveraging its existing mining footprint and expertise in hydrometallurgical and chemical operations. The Company believes this strategy positions Tronox to participate in longer‑term efforts to diversify rare earth supply chains.

Outlook
Tronox expects TiO2 volumes in the second quarter of 2026 to increase sequentially in the high single-digit percentage range, supported by seasonal demand, continued demand in regions benefiting from trade defense measures, and the Company’s ability to reliably serve customers through its global footprint. Zircon volumes are expected to moderate slightly from a very strong first quarter. TiO2 and zircon Q2 2026 volumes could be higher, depending on regional inventory availability. Both TiO2 and zircon pricing are expected to increase sequentially in the mid-single-digit percentage range, reflecting announced price increases and cost input-related surcharges. Adjusted EBITDA for the second quarter of 2026 is expected to be in the range of $65-$85 million. This range includes $10-$15 million of sequential cost headwinds, reflecting elevated input and logistics costs ahead of the full benefit of pricing actions and surcharges and the impact of lower mining operating rates and planned outages implemented to support inventory reduction and cash generation, partially offset by the sale of lower cost tons in the second quarter that were produced in the first quarter. Tronox expects free cash flow to be positive in the second quarter of 2026, largely offsetting the seasonal cash use in the first quarter. Tronox remains on track to generate meaningful positive free cash flow for the full year 2026.

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Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, May 7, 2026, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference. Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox
Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 5,700 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects including planned mining expansions, the Company’s anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther

+1.203.705.3701 extension: 103701 (Media)

+1.646.960.6598 (Investor Relations)

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
	Three Months Ended March 31,
	2026	2025
Net sales	$760	$738
Cost of goods sold	716	639
Gross profit	44	99
Restructuring and other charges	14	86
Selling, general and administrative expenses	71	74
Loss from operations	(41)	(61)
Interest expense	(53)	(42)
Interest income	2	2
Loss on extinguishment of debt	—	—
Other expense, net	(12)	(5)
Loss before income taxes	(104)	(106)
Income tax provision	—	(5)
Net loss	(104)	(111)
Net loss attributable to noncontrolling interest	(1)	—
Net loss attributable to Tronox Holdings plc	$(103)	$(111)

Loss per share:
Basic	$(0.65)	$(0.70)
Diluted	$(0.65)	$(0.70)

Weighted average shares outstanding, basic (in thousands)	158,889	158,138
Weighted average shares outstanding, diluted (in thousands)	158,889	158,138

Other Operating Data:
Capital expenditures	67	110
Depreciation, depletion and amortization expense	75	71

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)
	Three Months Ended March 31,
	2026	2025

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(103)	$(111)

Restructuring and other charges (a)	14	86
Other (b)	1	1
Adjusted net loss attributable to Tronox Holdings plc (non-U.S. GAAP)	$(88)	$(24)

Diluted net loss per share (U.S. GAAP)	$(0.65)	$(0.70)

Restructuring and other charges, per share	0.09	0.54
Other, per share	0.01	0.01
Diluted adjusted net loss per share attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(0.55)	$(0.15)

Weighted average shares outstanding, diluted (in thousands)	158,889	158,138

(1) Diluted adjusted net loss per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net loss attributable to Tronox Holdings plc and share information.
(a) Represents restructuring and other charges associated with the Botlek and China plant closures.
(b) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)
	March 31, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$126	$199
Restricted cash	12	12
Accounts receivable (net of allowance for credit losses of $1 and $1 as of March 31, 2026 and December 31, 2025, respectively)	331	289
Inventories, net	1,577	1,652
Prepaid and other assets	119	112
Income taxes receivable	1	1
Total current assets	2,166	2,265

Noncurrent Assets
Property, plant and equipment, net	1,973	2,007
Mineral leaseholds, net	594	608
Intangible assets, net	208	214
Lease right of use assets, net	169	173
Deferred tax assets	834	833
Other long-term assets	113	117
Total assets	$6,057	$6,217

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$419	$481
Accrued liabilities	231	274
Short-term lease liabilities	22	22
Obligations under inventory financing arrangement	50	50
Short-term debt	133	51
Long-term debt due within one year	39	39
Income taxes payable	1	2
Total current liabilities	895	919

Noncurrent Liabilities
Long-term debt, net	3,124	3,132
Pension and postretirement healthcare benefits	80	81
Asset retirement obligations	207	198
Environmental liabilities	39	39
Long-term lease liabilities	146	148
Deferred tax liabilities	204	208
Other long-term liabilities	41	43
Total liabilities	4,736	4,768

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 159,518,772 shares issued and outstanding at March 31, 2026 and 158,557,858 shares issued and outstanding at December 31, 2025	2	2
Capital in excess of par value	2,101	2,103
(Accumulated deficit) retained earnings	(73)	30
Accumulated other comprehensive loss	(741)	(717)
Total Tronox Holdings plc shareholders’ equity	1,289	1,418
Noncontrolling interest	32	31
Total equity	1,321	1,449
Total liabilities and equity	$6,057	$6,217

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(104)	$(111)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	75	71
Deferred income taxes	-	4
Share-based compensation expense	6	5
Amortization of deferred debt issuance costs and discount on debt	3	2
Restructuring and other charges	14	86
Other non-cash items affecting net loss	16	12
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(43)	(49)
Decrease (increase) in inventories, net	67	(35)
Decrease in prepaid and other assets	5	18
Restructuring payments	(19)	(2)
Decrease in accounts payable and accrued liabilities	(80)	(22)
Net changes in income tax payables and receivables	-	(4)
Changes in other non-current assets and liabilities	(8)	(7)
Cash used in operating activities	(68)	(32)

Cash Flows from Investing Activities:
Capital expenditures	(67)	(110)
Loans	-	15
Cash used in investing activities	(67)	(95)

Cash Flows from Financing Activities:
Repayments of short-term debt	(97)	(6)
Repayments of long-term debt	(8)	(6)
Repayments of inventory financing arrangement	(50)	-
Proceeds from short-term debt	182	121
Proceeds from inventory financing arrangement	50	-
Debt issuance costs	(2)	-
Dividends paid	(8)	-
Restricted stock and performance-based shares settled in cash for withholding taxes	-	(1)
Cash provided by financing activities	67	108

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(5)	5

Net decrease in cash and cash equivalents and restricted cash	(73)	(14)
Cash and cash equivalents and restricted cash at beginning of period	211	152
Cash and cash equivalents and restricted cash at end of period	$138	$138

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)
	Three Months Ended March 31,
	2026	2025

Net loss (U.S. GAAP)	$(104)	$(111)
Interest expense	53	42
Interest income	(2)	(2)
Income tax provision	—	5
Depreciation, depletion and amortization expense	75	71
EBITDA (non-U.S. GAAP)	22	5
Share-based compensation (a)	6	5
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	4	7
Accounts receivable securitization program (c)	3	4
Foreign currency remeasurement (d)	7	1
Restructuring and other charges (e)	14	86
Other items (f)	6	4
Adjusted EBITDA (non-U.S. GAAP)	$62	$112

	Three Months Ended March 31,
	2026	2025
Net sales	$760	$738
Net loss (U.S. GAAP)	$(104)	$(111)
Net loss (U.S. GAAP) as a % of Net sales	(13.7)%	(15.0)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	8.2%	15.2%

	March 31, 2026		December 31, 2025
Long-term debt, net	$3,124		$3,132
Short-term debt	133		51
Long-term debt due within one year	39		39
(Less) Cash and cash equivalents	(126)		(199)
Net debt	$3,170		$3,023
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$286		$336
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	11.1	x	9.0	x

(a) Represents non-cash share-based compensation.
(b) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(f) Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2026:
Three Months Ended March 31, 2026
Cash used in operating activities	$(68)
Capital expenditures	(67)
Free cash flow (non-U.S. GAAP)	$(135)

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026

Net loss (U.S. GAAP)	$(85)	$(100)	$(177)	$(104)	$(466)
Interest expense	45	48	54	53	200
Interest income	(1)	(1)	(2)	(2)	(6)
Income tax provision	4	8	(2)	—	10
Depreciation, depletion and amortization expense	74	75	82	75	306
EBITDA (non-U.S. GAAP)	37	30	(45)	22	44
Share-based compensation (a)	4	5	6	6	21
Foreign currency remeasurement (b)	(2)	—	7	7	12
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	7	6	(11)	4	6
Accounts receivable securitization program (d)	3	3	3	3	12
Restructuring and other charges (e)	42	25	79	14	160
Other items (f)	2	5	18	6	31
Adjusted EBITDA (non-U.S. GAAP)	$93	$74	$57	$62	$286

(a) Represents non-cash share-based compensation.
(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(e) Represents restructuring and other charges associated with the Botlek and China plant closures.
(f) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Operations.

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